Exhibit 99.1

Transmeridian Exploration Reports Progress on Strategic Review

Houston, Texas (PRIME NEWSWIRE) November 1, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today provided an update with respect to its strategic review process. The company has received final, non-binding bids for the acquisition of the company and is in active negotiations with prospective buyers. These negotiations contemplate reaching an agreement for the preferred bidder to tender for all of the outstanding common shares of the company. Any potential transaction will be subject to execution of a definitive agreement and satisfaction of various conditions precedent. As a result, no prediction can be made as to the timing of the commencement or completion of a tender offer.

There can be no assurance that current negotiations will result in any agreement or transaction. The company does not intend to disclose further developments with respect to negotiations or the sales process unless and until its Board of Directors has made a decision regarding a specific course of action.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO	Phone: (713) 458-1100
Earl W. McNiel, CFO	Fax: (713) 781-6593
5847 San Felipe, Suite 4300	E-mail: tmei@tmei.com
Houston, Texas 77057	Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company discloses proved reserves in its annual filings that comply with SEC definitions. The use of the terms “reserves” or “resources” in this press release may include quantities of oil that are not yet classified as proved according to SEC definitions and which SEC guidelines may not allow us to include in filings with the SEC.